CONSULTING AGREEMENT

THIS AGREEMENT made as of and to have effect from the 1st day of May, 2000

BETWEEN:

HORSEPOWER NETWORK.COM INC., Wholly owned subsidiary of Sungold Entertainment Corp. a company duly incorporated under the laws of the Province of British Columbia, and having its registered and records office at Suite 1300 - 666 Burrard Street, Vancouver, B.C., V6C 3G8

(hereinafter called the "Company")

OF THE FIRST PART

AND:

KIM NOBLE HART, of 1902 - 5775 Hampton Place, Vancouver, B.C. V6T 3G6

(hereinafter called the "Consultant")

OF THE SECOND PART

WHEREAS:

A.           The Horsepower Network.Com virtual horseracing game on the internet and in North America is engaged, inter alia, in the business of developing and arranging for the operation of the horseracing game.

B.           The Company and the Consultant wish to enter into a Consulting Agreement on the terms and conditions hereinafter set forth;

               NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants and agreements hereinafter contained, the parties hereto have agreed as follows:

1.              CONSULTANT AND DUTIES

1.01          The Consultant shall act and be retained by the Company to be responsible for supervision, direction, control, promotion and operation of the Company and will have the obligation, duties, authority and power to:

(a)
do all acts and things as are customarily done by persons holding the position of Chief Executive Officer or performing duties similar to those performed by a Chief Executive Officer in corporations of similar size to the Company, and all acts and things as are reasonably necessary for the efficient and proper operation and development of the Company but, without limiting the generality of the foregoing, will include all matters related to the general administration of the Company which may reasonably be considered the responsibility of persons holding the position of Chief Executive Officer and President in corporations of similar size to the Company; and

(b)	provide management services to the Company, such services to include but not be limited to the following:

(i)
negotiations with the partner company Sungold Entertainment Corp. and other persons, firms, corporations or financial institutions in connection with the arranging and securing of financing for the Company, including financing through underwriting, best efforts offerings or such other offerings as may be allowed through the facilities of the NASD and financing through limited partnership offerings or by conventional bank financing methods, the terms of such financing to be subject to the approval of the Board of Directors and in accordance with the policies of the applicable securities regulatory bodies;

	(ii)	representation of the Company in all matters relating to the business of the Company;

	(iii)	supervision of office administration;

	(iv)	maintenance of suitable banking relations;

	(v)	supervision of financial officer to maintain proper accounting records and compilation of financial information as may be required from time to time;

	(vi)	supervision of management of the Company concerning matters pertaining to fiscal policies, administration, public relations and software, hardware and website development for the Horsepower game;

1.02          In addition, the Consultant shall provide the following services to the Company:

(a)	retain the technical assistance needed for the development of the Horsepower game;

(b)	assist in obtaining advertising sponsors and creating a marketing campaign to build a unique user base for the Horsepower brand;

(c)	retain legal and lobbying expertise necessary to win licensing approvals wherever possible for the Horsepower game;

(d)	arrange for reliable internet hosting for the Horsepower game.

1.03          In conducting his duties under this agreement, the Consultant will report to the Company's directors and will act consistently with their directives and policies.

1.04          The Consultant will perform the duties set out above (collectively the "Services") and fulfill his obligations in a sound and workmanlike manner.

2. TERM

2.01 The effective date of this agreement is May 1, 2000 and shall be for an initial term of two years and thereafter shall continue until terminated as provided for in this agreement.

3. REMUNERATION 3.01 The remuneration to be paid to the Consultant for all the services rendered by him under this agreement shall be:

(a) a basic fee of $7,000 per month effective April 1, 2000

(b) the Company, in its absolute discretion may from time to time determine such other benefits as.

3.02          The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses properly incurred by the Consultant in the conduct of the Company's business but the Company requires any such expenses to be duly vouchered by written evidence.

3.03          The fees payable to the Consultant may be altered, by mutual agreement between the parties in writing, executed by the parties hereto, subject to any required securities regulatory approval.

4. NON-WAIVER

4.01          No consent or waiver, express or implied, by any party to or of any breach or default by the other party in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure of act of the other of them, or to declare the other party in default irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder or of the right to then or subsequently declare a default.

5.              PRIOR AGREEMENTS

5.01          Save and except for the express provisions of this agreement, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the employment of the Consultant by the Company are hereby terminated and canceled.

6.              SEVERABILITY

6.01          If any covenant or agreement herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the enforceability or validity of any other covenant or agreement of this Agreement or any part thereof, and any such covenant or agreement may be severed from this Agreement without affecting the remainder of the Agreement.

7.              GOVERNING LAW

7.01          The provisions of this agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and each of the parties hereto by their execution of this Agreement irrevocably attorns to the jurisdiction of the Courts of the Province of British Columbia.

8.               NOTICE

8.01          Any notice or other communication required or permitted to be given hereunder shall be in writing and may be validly given either if delivered personally, telexed, telegrammed, sent by facsimile, or mailed by prepaid registered mail, addressed to the Consultant or to the Company at their addresses hereinbefore appearing. Any notice or other communication aforesaid if delivered shall be deemed to have been given or made on the date on which it was delivered, or if mailed as aforesaid shall be deemed to have been given or made on the second business day following the day on which it was mailed. PROVIDED THAT if the notice is posted at the time of threatened or actual disruption in postal services whether by reason of labour dispute or otherwise, any notice so posted shall not be deemed to have been given until actually received; and if a notice is delivered on a date that is a Saturday or holiday, such notice shall be deemed to have been given on the next day that is not a Saturday or holiday. Any party to this Agreement may change its address for service form time to time by notice given in accordance with the foregoing.

9.              HEADINGS

9.01          The headings to the clauses in this agreement have been inserted as a matter of convenience and for reference only and in no way define, limit, or enlarge the scope or meaning of this agreement or any provision hereof.

10.            CONFIDENTIAL INFORMATION

10.01         The parties hereto acknowledge and agree that the Consultant by virtue of his position with the Company will have access to confidential and secret information and therefore the Consultant agrees that during the term of this agreement and on termination, for any reason whatsoever, it will not divulge or utilize to the detriment of the Company any of such confidential or secret information so obtained.

11.            TERMINATION OF AGREEMENT

11.01         Notwithstanding any other provision herein, it is understood and agreed by and between the parties hereto that the Consultant may terminate this agreement in its entirety by giving the Company not less than ninety (90) days' written notice of such intention to terminate.

11.02         The Company may terminate this agreement in its entirety, without cause for any reason whatsoever by payment to the Consultant of TWELVE months' fee, and the Consultant does hereby agree that this will constitute payment in full for any termination of this agreement by the Company, whether unlawful or unwarranted; PROVIDED THAT the Company will not be liable to pay any further monies. The Company may also terminate this agreement in its entirety, for cause by giving the Consultant not less than thirty (30) days’ written notice of such intention to terminate.

12.            ARBITRATION

12.01         Any controversy or claim arising out of or relating to this agreement or any breach of this agreement will be finally settled by arbitration in accordance with the provisions of the Commercial Arbitration Act (British Columbia).

13.            AGREEMENT VOLUNTARY AND EQUITABLE

13.01         The Company and the Consultant acknowledge and declare that in executing this agreement they are each relying wholly on their own judgment and knowledge and have not been influenced to any extent whatsoever by any representations or statements made by or on behalf of the other party regarding any matters dealt with herein or incidental hereto.

13.02         The Company and the Consultant further acknowledge and declare that they will each have carefully considered and understand the terms contained in the agreement including, but without limiting the generality of the foregoing, the Consultant's rights upon termination and the restrictions on the Consultant after termination, and acknowledge and agree that the said terms of this agreement and rights and restrictions upon termination are mutually fair and equitable, and that they execute this agreement voluntarily and of their own free will.

14.            INDEPENDENT ADVICE

14.01         The solicitors for the Company prepared this agreement. The Consultant has been asked to obtain independent legal advice before signing this agreement and the Consultant represents by signing this agreement that he has obtained such advice.

15.            REGULATORY APPROVALS

15.01         The obtaining of any required securities regulatory approvals shall be a condition precedent to this agreement.

                   IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

The COMMON SEAL of	)
HORSEPOWER NETWORK.COM INC.	)
was hereunto affixed in the presence of:	)
	)	C/S
)
Anne Kennedy - Director	)

SIGNED, SEALED AND DELIVERED	)
by KIM NOBLE HART	)
in the presence of:	)
)
)
Name Shannon Harrison	)
1300 – 666 Burrard Street, Vancouver, BC	)	KIM NOBLE HART
Address	)

This is page 6 to that certain Consulting Agreement dated as of May 1, 2000 between HORSEPOWER NETWORK.COM INC. and KIM NOBLE HART.